Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of T Stamp Inc. on Form S-1 (File No. 333-274160 and 333-272343) and Form S-3 (File No. 333-271091 and 333-277151) of our report dated April 1, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of T Stamp Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report is included in this Annual Report on Form 10-K of T Stamp Inc. for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP
Marlton, New Jersey
April 1, 2024